 Filed pursuant to Rule 424(b)(3)
 File No. 333-264628
FS CREDIT REAL ESTATE INCOME TRUST, INC.
Supplement dated June 13, 2025
to
Prospectus dated April 11, 2025
This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 11, 2025 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.
You should carefully consider the “Risk Factors” beginning on page 29 of the Prospectus before you decide to invest in shares of our common stock.
The purposes of this Supplement are as follows:
•
to disclose the transaction price for each class of our common stock as of July 1, 2025;

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to disclose the calculation of our May 30, 2025 net asset value (“NAV”) per share for all share classes;

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to provide a market update;

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to provide updates to our portfolio and our business;

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to disclose certain updates to our Prospectus; and

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to provide an update to the status of our current public offering.

July 1, 2025 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of July 1, 2025 (and repurchases as of June 30, 2025) is as follows:
Transaction Price (per share)
Class S	$24.9740
Class T	$24.7300
Class D	$24.7791
Class M	$24.8374
Class I	$24.0580
Class F*	$25.2941
Class Y*	$24.0324

*
We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The July 1, 2025 transaction price for each of our share classes is equal to such class’s NAV per share as of May 30, 2025. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since May 30, 2025 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
May 30, 2025 NAV per Share
Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fsinvestments.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for May 30, 2025.
The following table provides a breakdown of the major components of our total NAV as of May 30, 2025 (dollar amounts in thousands):
Components of NAV	May 30, 2025
Loans receivable	$7,344,076
Investment in real estate	576,715
Mortgage-backed securities held-to-maturity	177,835
Mortgage-backed securities, at fair value	494,545
Cash and cash equivalents	180,295
Restricted cash	29,724
Other assets	74,541
Collateralized loan obligation, net of deferred financing costs	(3,135,835)
Repurchase agreements payable, net of deferred financing costs	(1,717,969)
Credit facility payable, net of deferred financing costs	(889,761)
Mortgage note, net of deferred financing costs	(124,700)
Accrued stockholder servicing fees(1)	(1,821)
Other liabilities	(82,048)
Net asset value	$2,925,597
Number of outstanding shares	118,962,784

(1)
Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of May 30, 2025, we accrued under GAAP $92,609 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of May 30, 2025 (dollar amounts in thousands, except per share data):
NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,608,472	$19,897	$10,536	$96,818	$1,154,729	$14,870	$20,275	$2,925,597
Number of outstanding shares	64,405,763	804,584	425,183	3,898,083	47,997,629	587,884	843,658	118,962,784
NAV per Share as of May 30, 2025	$24.9740	$24.7300	$24.7791	$24.8374	$24.0580	$25.2941	$24.0324
Market Update
Treasury yields moved higher across the curve as investor concerns over rising U.S. debt levels intensified following Moody’s downgrade of the U.S. credit rating and the House’s passage of a major new spending bill. Against this backdrop, the policy-sensitive 2-year yield rose 29bps as policymakers signaled a preference to delay any potential rate cuts, while the 10-year yield climbed 24bps. The Bloomberg U.S. Aggregate Index returned -0.72% in May driven by the rising rate environment. Amid significant interest rate volatility over the last five years, the Agg has returned -0.90%.

CRE deal activity and pricing remained relatively solid in April, despite heightened macro uncertainty following President Trump’s April 2 tariff announcement. While April’s data appeared resilient, the full impact of the tariffs may take several months to show up.
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Deal volume of $26.1 billion in April was flat compared to a year ago as annual increases in apartment (20%) and office (15%) were offset by declines in hotel (-52%) and industrial (-34%), both of which were the focus of elevated macro uncertainty.1

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The RCA CPPI National All-Property Index recorded a mild -0.8% annual decline, driven primarily by hotels, which saw a -5.3% annual decline.1

While hard data remained resilient, market sentiment deteriorated significantly amid growing tariff uncertainty and expectations for a higher-for-longer rate environment. The CREFC CRE Sentiment Index, a quarterly survey tracking shifts in CRE market conditions, recorded its second-largest drop on record, reflecting weakening consumer confidence driven primarily by tariff-related uncertainty and broader market volatility.
Despite broader market uncertainty, fundamentals across most property types have strengthened amid a decline in new construction activity.
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Net operating income growth accelerated in the industrial and retail sectors, while occupancy rates remain healthy across all property types, excluding office, where softness persists.

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Meanwhile, multifamily and industrial completions are expected to plunge in 2025 as higher rates have curtailed new development. Supply growth in the retail and office sectors remains essentially nonexistent.

While the market may experience periods of volatility due to shifting tariffs, economic data and interest rate expectations, we believe the combination of limited new supply and sustained demand for space will support a meaningful improvement in rent growth across most sectors, enabling property owners to drive income growth once again.
Additionally, the need for capital to refinance maturing loans is substantial. Roughly $2 trillion in CRE debt — about a third of all outstanding — will mature by the end of 2027. This represents a significant opportunity for lenders to refinance existing loans on more favorable terms or originate new loans in a more disciplined underwriting environment.
Performance Update
We generated positive total returns across all share classes in May driven by monthly distributions, and stable performance as NAV was generally unchanged across all share classes.
We delivered 62 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment. We met 100% of repurchase requests in May.
The current annualized distribution rate is 7.68% for Class I shares, 7.15% for Class D shares, 7.14% for Class M shares, 6.54% for Class S shares and 6.61% for Class T shares, based on the July 1, 2025 transaction price.
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The tax equivalent distribution rate is 8.58% for Class I shares, 7.99% for Class D shares, 7.99% for Class M shares, 7.31% for Class S shares and 7.39% for Class T shares, based on the July 1, 2025 transaction price.2

We delivered a high level of excess income over short-term rates on a nominal and real basis.

1
MSCI Real Capital Analytics, as of April 2025, latest data available.

2
Tax-equivalent distribution rate reflects the distribution rate required under the prior tax law in order for an investor to receive the same after-tax income under the new tax law. For example, a REIT’s annualized distribution rate would need to be 8.58% under the prior tax law in order for investors to receive the same amount of after-tax income as a REIT with an annualized distribution rate of 7.68% under the new tax law. The distribution rates quoted assume a 37% tax bracket. Certain provisions of the Tax Cuts and Jobs Act of 2017 are set to expire by the end of 2025.

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Based on the Class I share, our annualized distribution rate of 7.68% is 332 basis points (bps) above 3-month Treasury bills (T-bills) on a nominal and real yield basis.3

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Our tax-equivalent annualized distribution rate is 422bps over 3-month T-bills, or 3.2x higher compared to T-bills when comparing real yields/distribution rates.

As a senior lender, our loans have first claim on rental income ahead of equity holders and are last to absorb losses if property values decline. We believe this seniority is especially important during market pullbacks. Approximately 86% of our portfolio is comprised of private senior loans that are held to maturity at amortized cost, subject to impairment. Therefore, the NAV is determined primarily on fundamental value rather than market sentiment.
Investment Highlights
We closed on two loans in May totaling $109.5 secured by retail and multifamily properties.
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The first loan, totaling $78.0 million, was issued to refinance a one million square foot open-air retail shopping center in Westminster, CO. Located 16 miles north of downtown Denver, the center benefits from strong visibility and access to I-25 and the 470 loop, a partial beltway around the Dever metropolitan area. The property is 89% leased to a diverse mix of restaurants, shops, and entertainment tenants, and is anchored by Target, Macy’s, a Life Time fitness club and an AMC Theatre.

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The second loan, totaling $31.5 million, was issued to refinance four multifamily properties in Manhattan’s Lower East Side. The properties comprise 84 fully occupied units and 6,700 square feet of ground floor commercial space, which has a weighted average lease term of 6.1 years. The properties are located in a desirable sub-market that has maintained a 97% occupancy rate over the past three years.

Portfolio Highlights
As of May 30, 2025, the portfolio was weighted to multifamily (52%), followed by hospitality (15%) and industrial (11%).
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The portfolio’s allocation reflects our view that these sectors are well-positioned to benefit from long-term structural trends such as the record-high cost of homeownership (multifamily), resilient demand for business and leisure travel (hospitality), and continued demand for technologically advanced warehouse space (industrial).

Assets on nonaccrual represented 3.02% of the portfolio as of May 30, 2025.
We believe our portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:
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Debt-focused nature of our strategy, as we believe forward returns in commercial real estate will largely be driven by income generation and property cash flows compared to price appreciation.

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High level of equity cushion beneath our loans.   As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline.

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Relative level of income above cash yields.   While our distribution rate is influenced by the level and direction of short-term rates, we take a long-term approach to setting our distributions. Our distribution policy considers the forward secured overnight financing rate (SOFR) curve, our borrowings, the pace of our capital raise, the expected timing of potential new originations as well as paydowns and prepayments, among other factors. Our distributions have not historically adjusted in lockstep with changes in interest rates.

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Available liquidity for new investments.   While many traditional lenders and peers are constrained in making new loans, we have maintained a strong liquidity profile which — when combined with proceeds from our continuous offering, and the natural turnover of the portfolio — allows us to remain a capital provider, as evidenced by our opportunistic senior loan portfolio purchases from regional commercial banks over the last year.

3
Three-month T-bill yield as of June 11, 2025.

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Continued strong performance of portfolio.   We have generated positive total returns in 87 out of 89 months; its largest monthly drawdown was just -0.27% in March 2020.

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Deep experience of FS Investments and Rialto managing through CRE market cycles.   We continue to monitor the portfolio and are proactively engaged with our borrowers. We remain focused on reducing the level of loans on nonaccrual in the portfolio and maximizing shareholder value for the select number of foreclosed properties.

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Geographically diversified composition of our $8.9 billion portfolio, weighted to multifamily properties.

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The long-term nature of our borrowings, as approximately 86% of our borrowings are financed through match-term, non-mark-to-market facilities, which help reduce the portfolio’s volatility through changing rate environments, manage risk and drive returns.

Prospectus Updates
The Idaho, New Mexico and Ohio suitability standards set forth in the “Suitability Standards” section of the Prospectus are hereby deleted and replaced with the following:
Idaho:   Idaho investors must have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000.
New Mexico:   New Mexico investors may not invest more than 10% of their liquid net worth in our shares, shares of our affiliates and other non-traded real estate investment trusts. Investors who are accredited investors, as defined by Rule 501(a) of Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.
Ohio:   In addition to the suitability standards above, the state of Ohio requires that each Ohio investor may not invest more than 10% of his or her liquid net worth in shares of us and other non-traded real estate investment programs. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. This condition also does not apply to purchasers who meet the definition of an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, 15 U.S.C.A. 77a, as amended.
The Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.
Status of our Offering
We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $350 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 61,810,623 shares of our common stock (consisting of 29,648,690 Class S shares, 29,668,157 Class I shares, 284,556 Class T shares, 304,231 Class D shares, and 1,904,989 Class M shares) in the primary offering for total proceeds of $1.52886 billion and (ii) 10,420,413 shares of our common stock (consisting of 5,444,698 Class S shares, 4,570,148 Class I shares, 83,608 Class T shares, 37,462 Class D shares, and 284,497 Class M shares) pursuant to our distribution reinvestment plan for a total value of $257.19 million.

APPENDIX A
SubscriptionagreementClass D, Class I, Class M, Class S and Class T V9.1FS Credit Real Estate Income Trust, Inc.The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the “Shares”) of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth below.1 Investment amountSubscription amount $ Additional investment to FS Account #$5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I $500 minimum additional investment2 Share class Select only oneBROKERAGEClass D Shares (Fund 4041) NAVClass S Shares (Fund 4049) Public offering price Net of upfront sales charges (stockholder servicing fees still apply)*Class T Shares (Fund 4040) Public offering price Net of upfront sales charges (stockholder servicing fees still apply)**By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information.INSTITUTIONALClass I Shares (Fund 4045) NAVClass M Shares (Fund 4043) NAV3 Ownership Select only onePlease complete part A of section 5.Please complete part A of section 5.Please complete part B of section 5. INDIVIDUAL SINGLE OWNER Individual*MULTIPLE OWNERSoCommunity property oTenants in common oJoint tenants with rights of survivorship* MINOR ACCOUNToUGMA: State of oUTMA: State of oOther (please specify) QUALIFIED PLAN ACCOUNToTraditional IRA oRoth IRA oRollover IRA oSIMPLE IRA oSEP IRA oBeneficial IRA oOther (please specify) OTHER ACCOUNTSupporting documents are requiredoTrust† oEstate o401(k) oProfit-sharing plan oQualified pension oOther (please specify)Please complete part B of section 5.LEGAL ENTITYSupporting documents are required. *To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.fsinvestments.com.†The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You can obtain this form by visiting www.fsinvestments.com. oCorporation: S-Corp oCorporation: C-Corp oPartnership oLLC oProfessional Corporation oNonprofit 1–6 V9.1

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V9.14 Custodial arrangement If applicableName of custodianCustodian phone #Mailing address(street)(city, state)(ZIP)To be completed by custodian aboveCustodian tax ID #Custodian authorization:Custodian account #5 Investor information Please printA Individual/beneficial ownerJoint/beneficial owner(first, middle, last)(first, middle, last)SSNDOBSSNDOB(mm/dd/yyyy)(mm/dd/yyyy)Phone #Phone #U.S. street addressU.S. street address(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)(city, state, ZIP)(city, state, ZIP)Mailing addressMailing address(Leave blank if your U.S. street address and mailing address are the same)(Leave blank if your U.S. street address and mailing address are the same)(city, state, ZIP)(city, state, ZIP)CITIZENSHIP U.S. citizen Resident alienCITIZENSHIP U.S. citizen Resident alien(country)(country) Non-resident alien Non-resident alien(form W-8BEN is required)(country)(form W-8BEN is required)(country)B Trust/Estate/401(k)/Profit-sharing/OtherSSN/Tax IDDate of formation(mm/dd/yyyy)U.S. street address(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)(city, state)(ZIP)Mailing address(Leave blank if your U.S. street address and mailing address are the same)(city, state)(ZIP) Trustee/authorized person(first, middle, last)SSNDOB(mm/dd/yyyy)Phone #U.S. street address(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)(city, state, ZIP) Trustee/authorized person(first, middle, last)SSNDOB(mm/dd/yyyy)Phone #U.S. street address(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)(city, state, ZIP) CITIZENSHIP U.S. citizen Resident alienCITIZENSHIP U.S. citizen Resident alien(country)(country) Non-resident alien Non-resident alien(form W-8BEN is required)(country)(form W-8BEN is required)(country)6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery.InitialEmailBy initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by FS Investments or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting FS Investments. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications. 2–6 V9.1

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V9.17 DistributionsIf this election is not completed, the Company will default to sending the investor’s cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS:Payment by check or electronic depositI (We) choose NOT to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the payment method selected below. If no payment method is selected, the Company will mail a check to the address or custodian of record.I (We) choose to have distributions sent to me (us) at the following address:oMail check to address of record. For custodial accounts, funds will be sent to the custodian of record. oMail check to the following third party: Name of financial institutionFBOAccount #Mailing address(street)(city, state)(ZIP) I (We) choose to have distributions deposited in a checking, savings or brokerage account.I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws.Name of financial institutionAccount type: Checking Savings BrokerageABA routing number (if applicable)Account numberDistribution reinvestment plan I (We) choose to participate in the Company’s distribution reinvestment plan.The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company’s distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below. 8 Investor representationsPlease carefully read and separately initial each of the representations below. For the purposes of the below investor representations, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth (total assets minus liabilities) that is composed of cash, cash equivalents and readily marketable securities. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:Initials are required for letters a–e Joint Owner owner(initials) (initials) a)I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.b)I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $ 250,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under “Suitability Standards.”c) I am (We are) purchasing Shares for my (our) own account.d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.e)I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.fsinvestments.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.’s toll-free line, 877-628-8575. 3–6 V9.1

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V9.19 Important information Rights, certifications and authorizationsSubstitute IRS Form W-9 Certification:I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backupwithholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable).NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the “Prospectus”), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec .gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understandthat you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus.By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.By signing below, you also acknowledge that:•FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor (“RIA”), such RIA’s custodian). The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding. Owner or authorized person signatureDate (mm/dd/yyyy)Joint owner or authorized person signature Date (mm/dd/yyyy)10 Financial representativeThe undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor’s prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefitsof such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing anti-money laundering program and customer identification program.Broker-dealer name or RIA firm nameFinancial representative namePhone #(first, middle, last)Mailing address(street)(city, state)(ZIP)Advisor/CRD number Branch number Email address Financial representative signatureDate (mm/dd/yyyy)Principal signature (if applicable)Date (mm/dd/yyyy) 4–6 V9.1

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V9.18 Investor representations (continued)JointInitials are required based on State of Legal ResidencyOwner owner(initials) (initials)f)If I am (we are) a resident of Alabama, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. and its affiliates to not more than 10% of my (our) liquid net worth.g)If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust,Inc. shares.h) If I am (we are) a resident of Idaho, I (we) certify that I (we) have either (1) a net worth of at least $85,000 and annual gross income of at least $85,000 or(2) a liquid net worth of at least $300,000.i) If I am (we are) a resident of Iowa, I (we) certify that (1) I (we) have either (a) an annual gross income of at least $100,000 and a net worth of at least$100,000 (not including home, auto and home furnishings), or (b) a net worth of at least $350,000 (not including home, auto and home furnishings), and(2) I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, asamended, or will limit my (our) aggregate investment in this offering and in the securities of other non-traded real estate investment trusts (REITs) to10% of my (our) liquid net worth.j)If I am (we are) a Kansas resident, I (we) understand that the Securities Commissioner of Kansas recommends that Kansas investors limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other similar investments to not more than 10% of their liquid net worth.k)If I am (we are) a resident of Kentucky, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. shares and in any shares of affiliated non publicly traded real estate investment trusts to not more than 10% of my (our) liquid net worth.l)If I am (we are) a resident of Maine, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments.m) If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and in other illiquid direct participation programs.n)If I am (we are) a resident of Missouri, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.o) If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 ofRegulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).p)If I am (we are) a resident of New Jersey, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares.q)If I am (we are) a resident of New Mexico, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit RealEstate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts.r)If I am (we are) a resident of North Dakota, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc.s) If I am (we are) a resident of Ohio, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 ofRegulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real EstateIncome Trust, Inc. shares, its affiliates and any other non-traded real estate investment trustst) If I am (we are) a resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in this offering.u) If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.v)If I am (we are) a resident of Puerto Rico, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, homefurnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.w) If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real EstateIncome Trust, Inc.x) If I am (we are) a resident of Vermont, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 ofRegulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. 5–6 V9.1

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V9.111 Investment instructionsBY WIRE TRANSFERCUSTODIAL ACCOUNTS BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO “FS Credit REIT”)UMB Bank, N.A.,Forward SubscriptionFS Credit REITRegular mailExpress/overnight deliveryABA routing #101000695,Agreement to the custodianc/o SS&C Technologies, Inc.P.O. Box 219095801 Pennsylvania AveFS Credit REIT877-628-8575Kansas City, MO 64121Suite 219095Account #9871737411Kansas City, MO 64105-1307Beneficial owner(s)(include in memo field) 6–6 V9.1 SA-REIT-COMBO JN25